Exhibit 10.10

PROMISSORY NOTE

$200,000.00 USD	Date: November 17, 2005

FOR VALUE RECEIVED, BARNABUS ENERGY INC. (the "Promisor") hereby promises to pay to COACH CAPITAL LLC,or such other holder for the time being hereof (the "Holder"), the principal amount of Two Hundred Thousand Dollars ($200,000.00) in United States currency (the "Principal Amount") on November 21, 2006, and to pay interest thereon at the rate of ten per cent (10%) per annum calculated nominally from November 21, 2005 on so much of the Principal Amount as shall be outstanding from time to time, on November 21, 2006; provided that the Principal Amount may be prepaid in whole or in part at any time without notice.

Arrears in payment of the Principal Amount or any interest shall bear interest at the rate of thirty percent (30%) per annum calculated annually. Default in paying the Principal Amount or any interest shall, at the option of the Holder, render the entire balance then owing hereunder at once due and payable. Time shall be of the essence of this Note. Extension of time for payment of all or any part of the amount owing hereunder at any time or times, or failure of the holder to enforce any of the rights or remedies hereunder, shall not release the Promisor and shall not constitute a waiver of the rights of the Holder to enforce such rights and remedies thereafter.

Should suit be brought to recover on this Note, the Promisor promises to pay reasonable attorney's fees and court costs in addition to the amount found to be due on this Note.

IN WITNESS WHEREOF the Promisor has executed this Note on November 17, 2005.

BARNABUS ENERGY, INC.

By:	/s/ David Saltman